          NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                Statement of Consolidated Income
               Twelve Months Ended June 30, 1998
                          (Unaudited)

                                                    (In Thousands)
 Operating revenue                                       $2,478,391
                                                               ----------
 Operating expenses:
   Fuel for generation                                      350,612
   Purchased electric energy                                501,584
   Other operation                                          594,731
   Maintenance                                              149,855
   Depreciation and amortization                            223,205
   Taxes, other than income taxes                           147,900
   Income taxes                                             150,892
                                                               ----------
                                                         Total operating expenses             2,118,779
                                                               ----------
                                                         Operating income                       359,612

 Other income:
   Equity in income of generating companies                  10,153
   Other income (expense), net                              (11,003)
                                                               ----------
                                                         Operating and other income             358,762
                                                               ----------

 Interest:
   Interest on long-term debt                               102,493
   Other interest                                            24,502
   Allowance for borrowed funds used during construction     (1,783)
                                                               ----------
                                                         Total interest                         125,212
                                                               ----------

 Income after interest                                      233,550

 Preferred dividends and net gain on reacquisition
 of preferred stock                                           9,794
 Minority interests                                           6,483
                                                               ----------

                                                         Net income                          $  217,273
                                                               ==========

 Average common shares - Basic                           64,431,253
 Average common shares - Diluted                         64,499,067

 Per share data:
   Net income - Basic and Diluted                             $3.37
   Dividends declared                                         $2.36


          Statements of Consolidated Retained Earnings


 Retained earnings at beginning of period                 $ 904,825
 Net income                                                 217,273
 Dividends declared on common shares                       (151,265)
 Premium on redemption of preferred stock                         -
                                                               ---------
 Retained earnings at end of period                       $ 970,833
                                                               =========

